Exhibit 10.2
3D Systems Corporation
Non-Employee Director Compensation Policy
The purpose of this Director Compensation Policy of 3D Systems Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.

In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below. The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

1.Initial compensation
Upon his or her initial election to the Board, a new director shall receive a restricted stock award equal to such number of shares having a value equal to $75,000.  Such restricted stock award shall be fully-vested on grant.

2.Annual Compensation
a.Annual Cash Compensation
i.The Chairman of the Board of Directors (if independent) shall receive an annual retainer of $250,000.
ii.Lead independent director (if no independent Chairman) shall receive an annual retainer of $250,000.
iii.Each other non-employee member of the Board of Directors shall receive an annual retainer of $50,000
iv.Committee chair cash compensation (a Chairman or lead independent director shall not be eligible for compensation for committee membership):
1.Audit                    $30,000
2.Compensation                 $30,000
3.Compliance, Corporate Governance    $30,000
& Sustainability
4.Technology                $30,000
v.Committee non-employee member cash compensation:
1.Audit                    $15,000
2.Compensation                 $15,000
3.Compliance, Corporate Governance    $15,000
& Sustainability

4.Technology                $15,000
b.Annual Equity Compensation
On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a director following the date of such annual meeting shall be granted restricted stock having a value of $150,000 with the number of shares of restricted stock to be issued being determined based on the closing sale price of the Company’s common stock on the date of grant. All such shares of restricted stock shall be fully-vested on grant.
c.Partial Year Compensation
If a director is elected or appointed to the Board of Directors other than on the date of an annual meeting of stockholders, such director’s annual cash and equity compensation for the period between the date of such election or appointment and the date of the next following annual meeting of the Company’s stockholders shall be granted in accordance with subsection 2 of this Policy but adjusted pro rata to reflect the date of such director’s election or appointment and the date of such meeting and, provided, further, that the number of shares of restricted stock to be issued pursuant to this paragraph shall be determined, based on the closing sale price of the Company’s common stock on the date of such director’s election or appointment, and shall be fully-vested on grant.

Effective October 1, 2024
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